Exhibit 10.1

PERFORMANCE–ACCELERATED

RESTRICTED STOCK UNIT AGREEMENT

Non-transferable

GRANT TO

(“GRANTEE”)

by PSS World Medical, Inc. (the “Company”) of Restricted Stock Units (the “Units”) representing the right to earn, on a one-for-one basis, shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the PSS World Medical, Inc. 2006 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan.

The Units will vest and become non-forfeitable on the fifth anniversary of the Grant Date, provided, however, that the Units may vest earlier based on the Company’s achievement of an Earnings Per Share target for the fiscal year ending             , 2012, or upon certain other events as set forth in Section 2 of the Terms and Conditions.

IN WITNESS WHEREOF, PSS World Medical, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

PSS WORLD MEDICAL, INC.

By:
Its: Authorized Officer

Grant Date: June 4, 2009

TERMS AND CONDITIONS

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Agreement, “Earnings Per Share” means earnings per diluted shares as determined by the Company in accordance with generally accepted accounting principles and reported on the year-end financial statements of the Company.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will be earned, vested and become non-forfeitable on the earliest to occur of the following (in any such case, the “Vesting Date”):

(a) the fifth anniversary of the Grant Date, provided Grantee is then still employed by the Company or any Affiliate;

(b) the third anniversary of the Grant Date, provided Grantee is then still employed by the Company or any Affiliate, and provided further, that the Company has achieved an Earnings Per Share target of             for the fiscal year ending             , 2012;

(c) the termination of Grantee’s employment due to death or Disability; or

(d) the occurrence of a Change in Control.

Earnings per share amounts will exclude the effect of recent accounting changes related to the Company’s outstanding convertible debt.

If Grantee’s employment terminates prior to the Vesting Date for any reason other than Grantee’s death or Disability, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee. In addition, any Units that fail to vest in accordance with the terms of this Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Shares. Unless the Units are forfeited prior to the Vesting Date as provided in Section 2, the Units will be converted to actual Shares on the Vesting Date (the “Conversion Date”). Shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form.

4. Dividend Equivalents. No dividend equivalent rights shall attach to the Units granted hereby.

5. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6. Limitation of Rights. The Units do not confer to Grantee or Grantee’s Beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s corporate secretary (the “Secretary”), by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Units, are subject to adjustment as provided in Article 10 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to PSS World Medical, Inc., 4345 Southpoint Blvd, Suite 250, Jacksonville, FL 32216, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.